Exhibit 99.2

Summer Infant, Inc.

First Quarter Fiscal 2010 Earnings Conference Call

May 3, 2010

Operator:                                             Good afternoon, ladies and gentlemen, and welcome to the Summer Infant First Quarter Fiscal 2010 Earnings Conference Call. On the call for the company are Mr. Jason Macari, Chief Executive Officer, and Mr. Joe Driscoll, Chief Financial Officer.

By now everyone should have access to the earnings release, which went out today at approximately 4 p.m. eastern time.  If you have not received a release it is available on the investor relations portion of Summer Infant’s website at www.summerinfant.com.  This call is being recorded and webcasted and the replay will be available on the company’s website as well.

Before we begin we’d like to remind everyone that the prepared remarks contain forward-looking statements, and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance and therefore undue reliance should not be placed upon them.  Forward-looking statements or information are based on a number of estimates and assumptions, and are subject to a variety of risks and uncertainties, which could cause actual events or results to differ from those reflected in the forward-looking statements or information.  There are many factors that can result in actual performance differing from project and forward-looking statements.  We refer all of you to the risk factors detailed in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, followed by March 10, 2010, and subsequent filings with the Securities and Exchange Commission.  Should one or more of these risks and uncertainties materialize or should underlying estimates and assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information.  Accordingly, undue reliance should not be placed on forward-looking statements or information.  We do not expect to update forward-looking statements or information continually as conditions change, except as may be required by law, and you are referred to the full discussion of Summer’s business containing Summer’s report filed with the Securities and Exchange Commission.  Additionally, Summer Infant assumes no obligation to revise any forward-looking projections that may be made in today’s release or call.

And with that, I’d like to turn the call over to Mr. Jason Macari.  Please go ahead, sir.

Jason Macari:                                     Thank you.  Good afternoon, everyone, and thanks for joining us.  On the call today I would like to discuss our strong start to the new year and update you on some of the key initiatives and business developments we are working on for this year as well as longer term.  Joe will then walk you through the financials and update our outlook for 2010.  Then we can take your questions.

Our first quarter results represent a strong improvement over the first quarter of 2009 as sales, margins, and earnings were all up significantly.  While some of the year-over-year gains in our business can be attributed to the improvement in the overall economy and the easier comparisons we were up against, our better-than-expected performance reflects the growing demand for our diverse product lines and underscores our ability to further penetrate our retail channels.

Sales for the quarter increased 26.6% to 44.1 million as we generated strong performance throughout our product line.  Consumers are responding favorably to many of our new product introductions, and we are also experiencing solid sell-through of many core items.  This year we have our largest and most diverse SKU count ever, which has led to increased shelf space at major accounts and a wider consumer audience.  Our strategy of becoming a broad supplier of juvenile products, combined with our focus on innovation and quality has strengthened Summer Infant’s position in the juvenile industry, allowing us to successfully penetrate new categories and quickly gain important market share.

Our strong sales growth, combined with higher gross margins versus the prior year, helped us achieve an 81% increase in EBITDA and helped us more than triple our APS to $0.11 per share.  Gross margins improved by 490 basis points versus Q1 of 2009 as cost reductions achieved in 2009 continue to carry through in the first quarter of 2010.  We are certainly pleased with our performance early in 2010 and feel good about our top line prospects for the remainder of the year.  In addition, our initial meetings with retailers to review our preliminary 2011 product lines have been very encouraging and we are becoming more optimistic about our future growth opportunities.

To take advantage of this momentum and help us increase our importance to retailers who are adding resources, we are adding resources to our R&D efforts and strengthening in the area of our business that we believe is already a big competitive advantage for us.  For next year we will be looking to increase the shelf space dedicated to our current product categories while securing additional space with our entrance into new categories.  Our organic growth plans are very aggressive and we believe that our focus on creating products that deliver incremental value to the consumer will enable us to continue to be one of the fastest growing companies in the juvenile industry.

Based on the commitments we have already received, we believe we can grow the top line by double-digit percentages in 2011.  We have committed resources to strengthening other parts of our business as well in order to build an organization that can profitably handle several hundred million dollars of revenue over the next few years.  In the second half of 2009 we hired senior people in the areas of operations, sales, international operations, and information technology.  In 2010 we have plans to continue to add resources in these areas, particularly in IT as we believe that by enhancing our existing information systems with bolt-on applications we will be able to more efficiently handle increased levels of business without adding significantly to payroll and inventory levels.

We continue to commit significant support to our retail customers with increases in promotional spending, which we believe are critical to accelerating the positive momentum we have built over the past decade.  We are also focusing more investments on building the Summer Infant brand with increasing emphasis on social media as we believe that we will create significant long-term value by strengthening the Summer brand.

With regard to margin, the first quarter marked our fourth consecutive quarter of gross margin improvement, which is the result of cost reductions that were achieved in the quarters of last year.  Starting next quarter we begin to anniversary those savings while at the same time we, along with the rest of the industry, are now facing rising commodity prices as the global economy begins to recover.  In addition to commodity prices there are other margin pressures we are experiencing in areas such as increased labor costs in China and potential devaluation of the US dollar versus Chinese currency.

Like we have been able to do in the past, we believe opportunities exist for us to offset price increases through a few different scenarios.  One option, and this is something we are constantly evaluating, is re-engineering our products, finding ways to manufacture products to the same quality standards for less.  We have been very successful at this in the past and I think it goes back to our product development group being extremely focused on continuously trying to improve the products that we have success in the marketplace.

We also continue to seek out improved production pricing.  We have a very experienced, well developed team on the ground in Asia that is able to leverage their years in the business to find new manufacturing partners in the region that can provide us with lower cost alternatives.

Finally, the consolidation of our supply base is still underway.  In the past year we have significantly reduced the number of manufacturers and we will continue to take that number down.  This is accomplished through pushing more volume obviously through material factories and it should realize meaningful cost savings over time.

Joe will now walk you through the financials.

Joe Driscoll:                                        Thanks, Jason.  Net revenues for the first quarter of 2010 were 44.1 million, a 27% increase compared to the year-ago quarter.  This growth was driven primarily by an expanded product offering at existing customers and penetration into a larger number of stores within existing customers’ networks.  We continue to benefit from the diversification of our product categories as our current product offering has resulted in retailers giving us more shelf space versus the prior year due to their desire to consolidate their business with strategic partners who can provide them with a broad assortment of product.  Also, the global economy was relatively weak in the first quarter of 2009, which created some softness in revenues for the company last year.  The overall economy has improved in 2010, which contributes to some of the revenue increases noted.

Gross profit for the first quarter of 2010 was 16.9 million, a 45% increase year-over-year.  Gross margin in the first quarter was 38.4%, an increase of 490 basis points from 33.5% for the first quarter of 2009.  The year-over-year improvement in gross margin was due to the benefit of cost reductions that were negotiated during 2009 and continued cost improvement activities from re-engineering products and resourcing our manufacturing.  The margin percentage was slightly higher than Q4 of 2009 and this was accomplished in a quarter where commodity costs were rising.

Selling, general, and administrative expenses for the first quarter, excluding depreciation, amortization, and non-cash, stock-based compensation expense, totaled $12.6 million compared to 9.3 million in last year’s first quarter.  SG&A expenses increased year-over-year due to higher variable costs related to increased revenues, increased promotional expense as retail customers continue to advertise significantly during the quarter, and several key, new hires in product development and other areas.

As a percentage of revenues, SG&A increased to 28.7% from 26.7% in the year-ago quarter.  Our goal is to leverage SG&A as a percent of sales as revenues increase in the future.

EBITDA was 4.3 million for the first quarter of 2010, an 81% increase over the 2.4 million for Q1 of 2009.  Net income for the first quarter of 2010 was 1.8 million or $0.11 per share compared to 0.4 million or $0.03 per share in the first quarter of 2009.  For the 12 months ended March 31 2010 the company has generated 162.8 million in net revenues and 16.7 million of EBITDA, which is a significant improvement from the 14.7 million of EBITDA generated for the full year of 2009.

Looking at the balance sheet, as of March 31, 2010 net debt totaled 39.2 million.  Our net debt to EBITDA ratio is approximately 2.4 times.  The first quarter of each year historically experiences the highest borrowings from our line of credit due to the impact of Chinese New Year.  During this time virtually all of our Asian factories are closed for up to two weeks, so we need to bring in more inventory than normal in advance of this holiday.  We expect debt to decline from the March 31st levels over the balance of 2010.

Turning to our outlook.  Based on our first quarter sales performance and our current forecasts we now expect full year revenues to be at least 175 million for 2010, an increase from the 170 million we had previously estimated.  In terms of quarterly performance, in 2009 we experienced a significant increase in EPS from $0.03 in Q1 to $0.11 in Q2, primarily due to Q1 being a relatively light quarter due to the weakness in the global economy.  For 2010 we expect that the quarterly results for the first two quarters will be in a tighter range as compared to the prior year since the overall economy has been more stable in 2010.

Looking at gross margins, we are projecting them to decline slightly from Q1 levels over the balance of the year due to the commodity price increases, labor cost pressures, and currency issues that Jason mentioned earlier.  While we are working hard to offset those increases, many of the steps we are taking may not be fully realized until next year, and will be a more of a long-term benefit to the company.  As Jason also mentioned, we will be adding to our SG&A this year, specifically in product development in order to take advantage of major opportunities that are being presented to us by the retailers for 2011. We have also initiated several information system enhancements to support the growth of the company and to add efficiencies to our operations.  In addition, we will continue to invest in our brand building and the retailers have maintained significant levels of promotional activity that we noted in 2009.

These additional expenses will add to our 2010 SG&A.  However, we are confident that these investments will lead to market share gains and increase our future revenues and profitability.  Overall we project that our profitability in 2010 will be in the same range as we initially planned within increased sales being offset by somewhat lower gross margin and high SG&A.  However, our EPS is still projected to grow at a faster percentage rate than the growth in sales for 2010.  We also project that 2011 will have double digit percentage sales increases based on the feedback we have already received from retailers on new product.  Achieving this kind of sales growth should also lead to EPS growing at a faster percentage than sales in 2011 as well.

With that, operator, we are now ready to take questions.

Operator:                                             Thank you, sir.  We will now begin the question-and-answer session.  If you would like to ask a question please press the star followed by the one on your touch-tone phone.  If you would like to withdraw your question, press the star followed by the two.  If you are using speaker equipment you will need to lift the handset before making your selection.  Our first question is from the line of Sean McGowan with Needham and Company.  Please go ahead.

Sean McGowan:                                  Hi, guys.  Thank you.  I have essentially two questions.  One, Jason, can you talk about what categories drove the sales growth performance in the first quarter to the extent that any were growing faster than others?  And I guess a somewhat related question, and either one of you could tackle it, is to what extent is the strong gross margin in the first quarter a function of a favorable product mix or was that not a factor?  Was it—was there anything else going on like that?  I’m trying to figure out, can gross margins really stay at this level if there’s assumptions that we make about different product categories.

Jason Macari:                                     That’s a good question.  I—with regards to what drove the top line, you know, our five categories or our five verticals, I would call them safety, nursery, bedding, gear, and furniture, really all were up.  I’m just looking at Joe and we’re trying to—I can’t think of any that are down.  Our core lines, monitors, gates, bath, et cetera, some of the nursery products like swaddling, all were very strong and are all, I think doing well, and sales were up just about across-the-board.  Some of the new categories that are kicking in that we have been working on over the last couple of years such as baby gear has stepped up probably even more as a percentage than the core lines.  And furniture and bedding continue to kick in and I think those have been more difficult to penetrate, but they were up year-over-year.  I do think that they will catch on.  Part of the reason why we’re making the investments that we’re making is to grow some of the areas that, you know, we’re talking about, some of these new areas that we’re talking about.

Joe Driscoll:                                        In terms of, in terms of margins for the rest of the year, product mix is definitely helpful in Q1.  The problem right now is that if commodity prices go up, you know, across-the-board, if you’re talking oil, steel, et cetera, it’s tough to maintain this level of margin no matter what our product mix is.  So that’s really what we’re facing right now, and we’re, you know, we’re trying to combat it as best we can.  But in terms of, you know, an outlook for the rest of the year, I would say it’s more likely that margins would tick down slightly as opposed to tick up.

Sean McGowan:                                  And that’s consistent with what you said.  I was just wondering if there was enough tightness there that a product mix could actually help offset some—offset some of that.  And I’m—I just wanted to drill down a little bit more on some of the cost and impact on gross margins.  So you have, I’m sure you have, agreements with your customers, retail customers, with what you’re going to sell to them and at what price.  Do you not have similar fixed agreements with the factories?  So, are you really exposed to commodity cost in the short term?

Jason Macari:                                     We do have agreements with both factories and customers.  However, yeah, I would say over the last two years, ever since the fall of ‘08—actually even before that, I take that back—that full year of ‘08, commodities were rising faster than factories could make—yeah, they were rising faster than their commitments would allow.  And many factories came back to us, and across the industry, asking for price increases although they had locked in pricing for, you know, usually six to 12 months.  This year we’re getting a lot of the same phone calls and requests from factories, saying, “Hey, our pricing is starting to go up.”  The question really comes down to, is it a bubble or is it something that’s going to be sustained, because I’ve heard both.  For instance, on plastic, it shot way up after hitting record lows at the end of last year.  It shot way up at the beginning of this year, and we’re being told that it—it might settle down to more reasonable levels.  So we’re not 100% sure sitting here whether there’s going to be a tick up or whether we’ll be able to negotiate back down.

I think there’s going to be some of both, quite frankly, and it’s one of those years where it’s not 100% predicable.  But I do think that it’s not going crazy, let’s put it that way.  But it’s—but there’s enough movement to know that, hey, we stand the risk of it ticking up a little bit.

Sean McGowan:                                 Okay, thank you.

Operator:                                             Our next question is from the line of Liz Pierce with Roth Capital Partners.  Please go ahead.

Liz Pierce:                                           Thank you, and nice job on the quarter.  I was curious on your comment on the ability to leverage sales in the future.  I mean, is there a target that we should be thinking when that increase in the G&A—excuse me, I think I said it wrong.  The increase in G&A will kind of more closely align to the increase in sales?

Jason Macari:                                     That’s something that we’ve been talking about, really, you know, for a number of years, that we feel that as we grow the top line that our bottom line should be increasing at a faster pace.  So our EBITDA as a percentage should be going up.  And quite frankly, it’s kind of stayed around the 10 or 11% range, and we as a management team have been talking about that.  And the opportunities that have been presented to us in 2010 for 2011 we feel are worth the investment to see that kind of stay where it’s at or maybe even slide back of here because of the investment in infrastructure and the investment in building or developing these lines.

On the flip side of that, we kind of feel that as a team, you know, 2011 we should start seeing that tick up rather than kind of stay the same.  So I would tell you that our focus for pressing that model into action and seeing the bottom line be leveraged by the top line would be 2011.

Liz Pierce:                                           Okay.  I guess what I was—let me be a little bit more specific.  With the spread that we saw this past quarter, 38%—or excuse me, 26% in sales and 36% increase in G&A.  I’m just trying to get a sense on order of magnitude, if that’s the kind of spread that we should be looking at for the rest of the year.

Jason Macari:                                     Yeah, I’m sorry.  Yes.  Yeah, I think—yes.

Liz Pierce:                                           So like a thousand—

Jason Macari:                                     There’s a—

Liz Pierce:                                           Basis points in between the two?

Joe Driscoll:                                        Well there’s a—you know, there’s a variable component in our sales, in our SG&A, which that variable piece has really gone up over the last 12 months, whereas a year ago it might have been 11 or 12% variable.  Now it seems like it’s more like 14 or 15% variable.  So that’s a piece, and that’s really tied to the retailers and how they’re, how they’ve promoted their products frankly over the last 12 months, where they’ve really done a lot more in that area.  So if you’re looking purely at the, kind of the Q1 results, I mean, Q1 a year ago, the level of promotional activity wasn’t, wasn’t nearly as intense as it is now.  So that’s one piece that, you know, I guess for the near future it would appear that it’s going to continue.  You know, we’d like to think at some point that’s going to slow down a bit.

Jason Macari:                                     To Joe’s point, and Sean asked the question about don’t we have agreements with our customers on promotional activity, and we do.  However, there are opportunities that come available throughout the year to drive your product and your brand that are over and above, if you will, the normal level of promotion.  So I would tell you that we are taking advantage of those and I think it has really solidified our position in a number of categories that you know, it’s really put us in a leadership position in a number of categories that otherwise we might not have done.

Liz Pierce:                                           Okay.  And then your comment on earnings, that we shouldn’t be same year-over-year pattern, whether it’s Q1, Q2 over Q1 last year, or Q1 over Q1 year-over-year this year.  I just, I guess I want a little bit clarification on—between all these different moving parts, what you’re seeing on rising commodity prices, retailers asking for more promotions, building your infrastructure, what that really boils down to, or Q2 on earnings.  Are we talking about a down quarter?

Joe Driscoll:                                        No, we’d not be talking about a down quarter.  The only comment there was that Q1 to Q2 last year was a substantial increase.  Really, if you’re trying to use that as a guide then that’s not a good guide to use because we see Q2 to be a, you know, a nice, strong quarter. It’s just not going to be, you know, you’re not going to go from $0.11—it’s not going to increase by, you know, that kind of a number, I guess is the overall point.

Jason Macari:                                     Q1 of 2010 we believe is more normalized, whereas 2009 was a little bit of an aberration.

Liz Pierce:                                           Right, so when you’re talking, and I think maybe this is what Sean was talking about, when you’re talking about gross margin, you know, the 38.4 not being sustainable, but if you look at it year-over-year, is that—should we be thinking down from last year’s 35.5?

Joe Driscoll:                                        No.

Jason Macari:                                     No.

Joe Driscoll:                                        No.  It would be a touch down from, you know, the 38.4 that we achieved in the first quarter.  So that’s the number that’s going to be hard to sustain for the balance of the year. Not impossible, but with the commodity prices that we’re seeing right now, we would see that there’s some pressure there.  But no, we would not see it going down to 35%.

Liz Pierce:                                                                                                                               Yes, I think that clarifies a lot, because you’re talking basically sequential pressure versus year-over-year.

Joe Driscoll:                                                                                                                    Yes.

Jason Macari:                                                                                                             Yeah, yeah.  Yeah, that definitely—yes.

Liz Pierce:                                                                                                                               Okay.  And then just in terms of on the number of factories, Jason, do you—I guess not, but it would seem to me, are you going to back yourself into a corner where you’re too dependent, and if you continue to narrow down the number of factories that you can’t more or less play once against the other and you’re going to be beholden to?

Jason Macari:                                                                                                              I think part of the issue kind of developed as we have may—we did four or five acquisitions over the last couple of years, and I think part of the expansion of suppliers was due to that, those acquisitions.  We also went into categories that we traditionally haven’t been in, and you know, every business has a strategy, and our strategy is relatively broad, which means that we have to have by nature a larger number of factories because most factories specialize in one type of manufacturer.  So for instance, a wood furniture factory is going to be very different than a metals factory versus a plastics factory, et cetera—or cotton, so, and those types of things.  And it’s kind of only natural that after we did those acquisitions that we would now kind of try to bring it back to a more manageable vendor base.  And may the best man win, so to speak.  So I think some of the gross margin improvement comes at moving things to the best factories, and the ones that are most cost effective, but also developing and have the kind of whole package.  They also do a little product development.  They’ll—a good factory has good cost, but also works with you to develop more cost effective products, which, you know, we’re an engineering based company so that’s something that we look for in a factory.

Liz Pierce:                                                                                                                               That makes sense.  And in terms of the retailers and what, I think you alluded to in the press release, the weekly sell-throughs are looking good.  Are—do you feel like you’ve pulled any kind of sales forward as we think about the back half of the year?  Or is this just they’re still in levels that are anemic, you know, even by kind of a—the new normal standard?

Joe Driscoll:                                                                                                                     We haven’t pulled any sales forward.  I think they’re just, you know, the numbers that we achieved in the first quarter really kind of replenishment based numbers, and those have all been solid throughout the first quarter.  So there’s no, there was no real bulge in the first quarter or anything like that.  So, you know, we’re feeling pretty good about it right now.

Jason Macari:                                                                                                              Yeah.

Liz Pierce:                                                                                                                               Okay.  All right, I can follow-up with you offline. Thanks and best of luck.

Joe Driscoll:                                                                                                                     Thank you.

Jason Macari:                                                                                                              Thank you.

Operator:                                                                                                                                      Our next question is from the line of Scott Van Winkle with Canaccord Adams.  Please go ahead.

Scott Van Winkle:                                                                                      Congratulations, guys.  A quick question.  On the incremental spending, if you had to call it a dollar amount of incremental spending this year, how much have you already kind of put into the model?  And what I mean there is, I mean, have you done substantially all your hiring?  If we saw an extra million dollars or so this quarter, should we expect that extra million to continue quarter, you know, each quarter the rest of the year?  Or, are we going to see incremental sequential increases in G&A from here over and above sales?

Joe Driscoll:                                                                                                                     I think the dollars would go up in the SG&A.  In our SG&A we really do have kind of two pieces:  a variable portion based on sales, you know, so that will vary at 14 or 15% of sales; and then the rest would be what we consider more fixed, which is payroll, rent, things like that.  So we do plan on adding more people, I guess is the short answer, as the year progresses.  So, but hopefully, you know, there were quite a few hires in the first quarter or late fourth quarter last year.  So I think that number might—would slow down but we—our plan right now is to really try to take advantage of these product development opportunities we have.  So we will be adding to the G&A number as the year progresses.

Jason Macari:                                                                                                              Yeah, just to add to that I think that in the first quarter there was definitely—we definitely spent more than we had planned.  And I think that will continue.  I’m not so sure that it will continue at any faster pace than the first quarter, but the first quarter did include over spending.  You know, and it was almost exclusively—well, it was one of two things, but mostly product development.  And we, we went outside, we brought people in, we did whatever we had to do to deliver the lines that were, you know, in front of us and opportunities with all of our retail partners.

Scott Van Winkle:                                                                                      And how did you identify the incremental opportunities, you know, to go out there and develop products and expand?  Was it pulled by the retailers from you and asking you?  Or, did you just kind of go into the quarter and you realized that, you know, let’s double the opportunity?  I’m wondering how that kind of manifested itself over the last few months.

Jason Macari:                                                                                                              I think it’s both, Scott.  We—we are pushing the envelope as far as broadening out our categories.  I mean, there aren’t a lot of juvenile customer—companies that are as broadly based as we are.  Meaning, us having product in over 20 categories in the industry, having five different verticals as we see it.  So that unto itself opens up opportunities, and some of the new acquisitions, even like Butterfly that was really, you know, it’s not even a year old.  Some of the—even more recent with the small acquisition of Classy Kid’s.  There’s just little opportunities but they all add up, and so we’re pushing it on the one hand by bringing opportunities and new designs to our customers, but they are also, I think, pushing us and pulling things from us, saying, hey, you know, you’re someone that we can grow with, and you’re more of a consolidate—obviously they see the acquisitions too, and they believe I think that we’re more of a consolidator in the industry.  And our goal is obviously to make their lives easier by providing a great set of lines, a great brand, great product lines, new product development.  We do have a tendency to look at things a little differently than I think than our competitors, that when we go into a category, the first question we ask typically isn’t, you know, what’s everybody else doing.  It’s more, you know, let’s put the blinders on almost and let’s—what can we do?  What innovation can we bring to a category that no one else has thought about or that, you know, may make sense for a category that just hasn’t had a lot happen within it over the last number of years.

So it’s kind of a fun way to look at things, and I do think that we have a very creative staff, and when we brainstorm and we then bring those ideas to our customers, I think they sometimes reply, or respond, I should say, very well.  And this just happens to be one of those years that it’s a kind of a both parties are wanting to do more, and bringing lots to the table that are worthwhile projects to pursue.  So it’s just sometimes timing, you have a year that’s kind of slow, and sometimes you have a year that’s just everybody—everything seems to click, and I think what we’re telling you folks is that it’s a year that seems to be clicking, and we want to follow that.  We don’t want to, we don’t want to try to artificially walk away from those opportunities when we have them in front of us but it’s going to take some resources.

Scott Van Winkle:                                                                                      And you’ve done several small acquisitions, you’ve expanded your product categories.  What do you think today of the brand, the Summer Infant brand, that you maybe didn’t know a year or two ago?  Can you assign a value to putting your brand on an acquired company’s products or into a new category?  Is it easier?  I’m just, I’m wondering what your thoughts and what that Summer Infant brand means today relative to what you thought a few years ago.

Jason Macari:                                                                                                              We clearly have learned a lot.  I mean, it’s not 100% fool proof.  I mean, sometimes when you put your brand on a product, maybe that little niche brand had a real strong brand, and you don’t see it uptick.  But then, there have been several occasions where we’ve put the brand on, where we’ve seen very large upticks.  So I think it depends on the category and the kind of where it sits in the store.  We have, traditionally have strong brand in hard lines, and I think that, those lines tend to do very well when we put our brand on it.  Soft lines are a little trickier and we, you know, one of the reasons, one of the licenses that we have in Carter’s, and the other one in Disney, have helped us in some of those areas that traditionally are more soft and more kind of, you know, have a fashion element to it. But we as a brand I think are gaining strength certainly, and we are definitely seeing where we take a smaller competitor and put our line on it, very specifically in hard lines for sure.  But I think our goal is to do just that, is to expand the brand and to get into more doors.  So it’s twofold.  It’s broader categories, more doors, and keep on pounding away with the promotional/advertising/social media side so that mom, before she ever walks in that door, knows our brand.

Scott Van Winkle:                                                                                      And last question is back on the gross margin.  If you turn your inventory, you know, I’ll call it three and a half times a year and you started to see or hear from your manufacturing partners of higher commodities and higher cost somewhere in the middle of Q1, isn’t it really—is it really going to be Q2 we’ll see the higher cost?  Are we really going to see that kind of run in, in Q3?

Joe Driscoll:                                                                                                                     Probably going to be, you know, either mid to late Q2.  So I don’t think you could have a full impact of that in Q2, because there is a lag.  You know, we’ve already got POs that are out there that are being honored at whatever the price is at when we placed the PO.

Scott Van Winkle:                                                                                    Okay, thank you.

Operator:                                                                                                                                    As a reminder, ladies and gentlemen, if you would like to ask a question please press the star followed by the one at this time.  Our next question is from the line of Lee Giordano with Imperial Capital.  Please go ahead.

Lee Giordano:                                                                                                            Great, thanks.  Good afternoon and congratulations, guys.

Jason Macari:                                                                                                            Thank you.

Joe Driscoll:                                                                                                                     You’re welcome.

Lee Giordano:                                                                                                             A couple questions here.  First, can you talk a little bit about the environment for acquisitions out there?  Are you seeing any interesting opportunities come to you?  And then secondly, on that front what other categories are they looking to expand into, and where do you see the growth coming from down the road?

Jason Macari:                                                                                                            Regarding acquisitions, we definitely are active there.  We’ve talked to a lot of different competitors and people in the industry.  We will continue to talk to them.  We are remaining disciplined in our approach.  We—it’s tough to overpay and we’re not going to—unless it’s something really we see, you know, something that we can leverage significantly, we’re going to stay true to kind of our approach to acquisitions.  So, if I was to be real blunt about it I would say that right now there is a bit of an inflated opinion of what companies are looking for, for acquisition prices, which has slowed down what we’re doing.  Otherwise I think we’d probably be doing a few things as we speak.  But we’re not going to, we’re not going to overpay for something that we don’t believe, you know, should get that.  So acquisition wise we are active but there’s nothing imminent, and I think the pricing is really the question.  The market has driven down the multiples and we’re not going to overpay for something, unless, again, as I say, it just has intrinsic value that is just going to give us a bigger multiple with us—with that in our hand.

On categories and expanding categories, my position right now is that we aren’t really expanding categories beyond the five verticals that we are in, mainly because I feel like we have those, you know, safety, nursery, bedding, gear, and furniture.  Those five areas we are not fully developed in.  So I’m really pushing the teams to focus on those and really drive growth in those areas.  I’m sure that the category here or there that are, you know, slightly left or slightly right of those, of the categories we’re in within those areas, but we’re not, you know, we’re not venturing way out.  We’re really staying within those teams, and pushing that, keep the accelerative pedal on those groups rather than give them something brand new that we feel like is maybe out a year or two.  So if we want to get into other areas—just to use some examples—if we wanted to get into feeding, for instance, which we’re really not in, I think that’s—that might be more of an acquisition kind of opportunity, whereas if we’re getting into a category that’s left or right of the categories we’re in, then that might be something we develop organically.  So just to use some examples.  I hope that answers your question.

Lee Giordano:                                                                                                              Yeah, that’s very helpful.  Thanks a lot.

Operator:                                                                                                                                     Our next question is from the line of Robert Straus with Gilford Securities.  Please go ahead.

Robert Straus:                                                                                                          Hi, guys.  How are you doing today?

Jason Macari:                                                                                                             Good, thanks.

Joe Driscoll:                                                                                                                      Good.

Robert Straus:                                                                                                           Congratulations on your numbers.  Just a few follow-up questions.  First of all, you spoke earlier in the call about, I guess, adding incremental space.  Components of that are expansion of existing products, but also the introduction on some new ones out there, and also getting into new retail locations.  Can you give us a little bit more of a sense of that mix and what the driver is going to be?  Any additional color that you can give us on that?

Joe Driscoll:                                                                                                                     In terms of what categories we’re going to go into or where we’re experiencing—

Robert Straus:                                                                                                           In terms of driving sales, the mix that that sale, that incremental sale will come from, whether it be additional, existing products or new store fronts?

Jason Macari:                                                                                                              I think right now our growth is more from expanding our categories within existing customers.  You know, we do business with most of the major retailers in the US, and I think where we’re experiencing our best growth are the people that have gotten us this far.  Our partners that are really well developed, if you will, and the top 10 retailers in the country kind of thing.  And the reason for that is because for instance, a customer may be very familiar with us for monitors, bed rails, and gates, and bath tubs.  They now know that we sell SwaddleMe, and that we sell, you know, travel accessories, et cetera.  But they didn’t know that we are now doing furniture, or they didn’t know that we were developing a line of gear products.  So I think what’s happening is, is that our strength and our depth in certain core categories, we’re trying to leverage all the new categories that we’ve gone into off of that.  And the core categories are still growing.  They may not be growing as fast as the other new categories but they still are growing, which is really, really nice.  Categories that, you know, we and our retail partners thought might be mature, year after year we continue to see growth.  So we are not by any means saying that we’ve somehow capped out our core categories.  We haven’t and we continue to push those and try to grow those.

But the new areas are definitely being well received and I think my sense is, is our retail partners are pleased with us for going into multiple categories, as long as we can continue to develop those and deliver those with the same quality and the same timeliness and the same, you know, we stand behind it the way we have with all our—the rest of our product line.  So I think they’re looking for us to continue to do this.  They just don’t want to see us get ahead of ourselves and get into something that for some reason we don’t well—don’t know well enough or don’t have the expertise.  And that’s one of the reasons why the acquisitions have been so nice, is that we not only have acquired lines or sales, we’ve acquired talent and we’ve brought in talent into the company, such as the furniture, such as gear, or bedding, or the nursery lines, that has helped us grow in our ability to deliver a broader product line.  So it’s not just us kind of learning, cutting our teeth on new categories.  It’s us bringing in the talent that knows that category.

Joe Driscoll:                                                                                                                     And that, you know, just in terms of new customers, I mean, we are experiencing some nice growth internationally as well.  It’s international for us, which is really Canada, UK for the most part, and then a little bit all other parts of the world.  That’s growing nicely.  It’s still, you know, a much smaller piece of the overall business than the US, but we’re seeing some new doors being opened internationally which we hope that’s going to continue.

Robert Straus:                                                                                                           One of the things that you had mentioned was that you did in fact bring on some new hires, some new talent, and you certainly have done that with regard to your international strategy.  Can you expand a little bit on the developments that you’ve seen over the last quarter or so for your international strategy?  And more importantly, perhaps it’s an opportunity for you to itemize some of your goals for this year for that international category.

Jason Macari:                                                                                                              The two areas that—the two markets that we have had the most success in obviously are the UK and Canada.  And the folks that have come into those organizations have continued to solidify the business and grow the business. The areas that we’re still kind of sorting out and trying to stabilize and grow would be Europe, what we call all other international, which is really a combination of the Pacific

Rim and South and Central America.  And those are areas that we do see growth in, but it’s not the levels that we would like.  And so those are the challenges.  But the UK and Canada are really the talent that we’ve brought in.  That really has, those markets are very strong for us and they’re stable, which is really why—well, we wanted to make sure that the growth that we’ve experienced in those markets that we didn’t want to see ourselves slide back.  So the people that have come in have really strengthened the team and they have deep relationships and it’s the right combination.

We have organized a little differently our international efforts and I think I’ve commented on that before, but it’s worth saying that the two individuals, Denis Horton and Steve Orleans, that we brought on board, are also looking in other markets as well.  So in other words, they’re looking to help us strengthen our international business.

Robert Straus:                                                                                                           For the international market particularly as you expand certainly past the UK and Canada, I guess it’s my understanding that some of those markets will have different product development requirements upon you.  Speak to that point, and also to the degree that you have to incrementally change your manufacturing sources to satisfy that demand of those international markets.

Jason Macari:                                                                                                              I think most of those markets, especially when you start getting going down the list on the size of the market, are usually they adopt one of the standards that we are very familiar with:  either the US standards or the European standards.  When that happens, the development piece of it isn’t necessarily that big.  Often times it’s more of a packaging exercise, sometimes color or fashion.  But I think with a lot of the harmonized standards around the world, it is getting a little bit better, certainly in the last 15 years that I’ve been in this industry.  It’s gotten a little bitter to market and sell the same products that you sell in the, you know, US and Europe to other international—into other international markets.

So I think the product development effort isn’t quite as great on that international piece.  I would say that the challenge there is establishing the relationships with what I would call, you know, top rated either distributors or retailers in each of their respective markets.  And that’s really the tougher challenge, is to, you know, you need the time and energy and be willing to invest in that to really solidify those and get those moving.  And we’ve done it in the past, but I think that we’ve made the investment just recently, within the last12 months, and I do think that we will start seeing some rewards for that.  But it’s slow going.  Those are not markets that are easily tapped into.

Robert Straus:                                                                                                           Okay, Joe, just a couple of follow-up financial questions, and then I’ll turn the call over.  Regarding your comments on the EPS, first quarter move to second quarter sequentially.  I understand what you said on 2009.  For 2010, are you willing to go out to the point where you can tell us on the call today that the second quarter EPS will be higher than the first quarter that you just reported?

Joe Driscoll:                                                                                                                     Yeah, it should be.  We’re not going to go out with formal guidance at this time, but you know, it should be.

Robert Straus:                                                                                                         Okay, and do you have cash flow from operations at hand for the quarter and cap ex for the quarter?

Joe Driscoll:                                                                                                                     The cash flow from operations, it would have been a net borrowing.  So we would have—Q1 was a big working capital quarter for us as it always historically is.  So you’re probably talking about a 4 million, 4 to $5 million net borrowing from operations in the first quarter, and then cap ex would have been a little over $1 million.

Robert Straus:                                                                                                         Okay, thank you very much.  Good luck in the future, guys.

Jason Macari:                                                                                                            Thanks, Robert.

Joe Driscoll:                                                                                                                     Thank you.

Operator:                                                                                                                                     Our last question is from the line of Arnold Brief with Goldsmith and Harris.  Please go ahead.

Arnold Brief:                                                                                                                 It looks to me like the consumer is starting to spend more.  At the same time retailers may be trying to build inventories after cutting them for so long.  Would you comment on that, whether you see retailers trying to build inventories, or just replenish the sales as they move out, or whether you see them still cutting inventories?  And then the second question is, I understand some of the pressure on margins from—is voluntary from the investments that you wish to make, but some of it, to me, follow the industry a little bit, it seems to be that the major retailers are so dominant in the distribution system that they seem to have a little, a little power over the flexibility of pricing from their vendors. So, would you comment on that?  And then finally, last question is, I understand the importance of the one brand in terms of going to the consumer.  I’m wondering to what extent that’s a problem in going to the retailers with different price points and different products with the same brand name.  Could you discuss that, please?

Jason Macari:                                                                                                              Well, with regards—regarding the inventories, what I’ve seen is that the retailers are actually consolidating themselves on suppliers.  And they may be increasing inventories on individual, specific best sellers, but I don’t see them necessarily increasing the inventories in general.  I, I’ve—my readings on the economy is that they’re not necessarily building inventories but focusing is more the kind of the buzz.  But anyway, so I don’t see us, in other words, our first quarter I don’t think popped necessarily because of inventory building.  Because we work very, very closely with the retailers. We know what their inventories are and I would—I daresay that I don’t think they were any different from the beginning to the end of the quarter.

From a margin standpoint, there’s no doubt that the major retailers have a significant say on what the margins are in an industry, and that’s why our—the basis of our business has been innovating and developing new.  And our goal is to try to stay one step ahead of that process, and continually put products on the shelf that they really need to get from us in order to deliver the differentiation and innovation that they want for their customer, and also to separate themselves from their competitors.

So there’s no doubt about the margin pressure.  I think to add to that, I think that retailers from the last year or two with the economy have been very focused on promotional and advertising activity, and I’m not so sure that they really want to slow down on that, although the economy is picking back up, so that’s really a, you know, how long is that tail, I guess is the question.  And we don’t really see an end to it in 2010, I guess that’s the point we were making earlier.

As far as one brand goes, we really don’t have one brand, although our major brand is Summer and that’s really the one that we focus on advertising and promoting.  We do have licensed brands, including Carter’s and Disney, and those brands faired very, very well, and we’re happy with the performance and with the positioning that it allows us.  We have looked at developing secondary brands ourselves, and for instance, one of the acquisitions that we made, Kiddopotamus, we nearly, you know, put that brand back out in a different format, and you know, we still own the brand and still can do that.  But I think if we made an acquisition that had a brand that for instance had a different positioning than us or a different place in the market or a strength in a different group of categories, I think we would absolutely be open to multiple brands.  I think to date we’ve just made a strategic decision to fold most of the acquisitions under the Summer brand. So you know, it’s not that we’re obsessed with one brand, but we definitely see it right now to date as a core strength.

Arnold Brief:                                                                                                                  Just to go back to the inventories, a lot of that promotion, when you go back to ‘08 and ‘09, did relate to sharp reductions in inventory throughout the whole retail system.  Like, that was obvious that was going on.  I would think that as the economy recovers that there would be somewhat less promotion and some effort to rebuild the inventories.  So but you don’t see that—

Jason Macari:                                                                                                              I don’t disagree with your point.  I—we just haven’t seen it yet, and the—I think the reduction of inventories, we saw that in early ‘09 and our first quarter ‘09 reflected that.  But since then we feel, I’m looking at it and I believe that the retailers kind of have maintained their position, and haven’t really expanded inventories.  I think they’re all—and you know, our largest three or four customers are working every—it seems like day and night to make sure that they keep their inventories very sharp, not the other way around, not expand them.  But getting back to the promotional activity, I would agree that you would think that you would stop seeing it slowing down, we just haven’t yet.

Arnold Brief:                                                                                                                  Thank you.

Operator:                                                                                                                                      At this time I would like to turn the conference back to Mr. Macari for any closing remarks.

Jason Macari:                                                                                                              Thank you for those questions and I would just like to thank everyone for participating in the call today.  I would also like to thank all of our employees and all our stakeholders for supporting Summer Infant and making it one of the fastest growing companies in the industry.  We look forward to speaking with everyone on our second quarter conference call.  Thank you very much.

Operator:                                                                                                                                      Ladies and gentlemen, this concludes the Summer Infant First Quarter Fiscal 2010 Earnings Conference Call.  Thank you for your participation.  You may now disconnect.